Exhibit 5.1

GERSTEN SAVAGE LLP
600 Lexington Avenue
New York, NY 10022-6018
T: 212-752-9700
F-212-980-5192
INFO@GSKNY.COM
WWW.GSKNY.COM

January 3, 2008

The Blackhawk Fund
1802 N. Carson St., Suite 212-3018
Carson City, Nevada 89701

Gentlemen:

We have acted as counsel to The Blackhawk Fund (the “Company”) in connection with its filing of a registration statement on Form SB-2 (Registration No. 333-142051, the “Registration Statement”) covering 55,000,000 shares of common stock $0.001 par value (the “Common Stock”) to be sold by a selling security holder (“Selling Security Holder”).

In our capacity as counsel to the Company, a Nevada corporation, we have examined the Company’s Certificate of Incorporation and By-laws, as amended to date, and the minutes and other corporate proceedings of the Company.

With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as originals and the genuineness of all signatures on all documents submitted to us.

On the basis of the foregoing, we are of the opinion that:

The shares of Common Stock covered by this Registration Statement have been validly authorized and will when sold as contemplated by the Registration Statement, be legally issued, fully paid and non-assessable.

This opinion opines upon Nevada law including the Nevada constitution, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting the Registration Statement.

Very truly yours,

/s/ GS Gersten Savage LLP